J & J Snack Foods Corp.
          January 18, 2000
          Page 1






                                                           January 18, 2000



          J & J Snack Foods Corp.
          6000 Central Highway
          Pennsauken, NJ   08109

          Gentlemen:

               We have acted as counsel to J & J Snack Foods Corp. (the "Corporation") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the preparation of the prospectus (the "Prospectus") relating to the offer and sale of up to 600,000 shares of common stock, no par value per share (the "Common Stock"), by the Corporation pursuant to the Corporation's 1992 Stock Option Plan and the 1992 Non-Statutory Stock Option Plan for Non-Employee Directors and Chief Executive Officer ("Plans"). This opinion is furnished pursuant to the requirement of Item 601 (b)(5) of Regulation S-K.

               Although as counsel to the Corporation we have advised the Corporation in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Corporation has engaged or its day-to-day operations.

               In rendering this opinion, we have examined the following documents: (i) the Corporation's Amended and Restated Certificate of Incorporation and By-Laws, (ii) certain resolutions adopted by the Board of Directors relating to the approval of the Plan, (iii) the Plan, and (iv) the Registration Statement and Prospectus. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

               We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the




          J & J Snack Foods Corp.
          January 18, 2000
          Page 2

          sufficiency of our investigation for your purposes. This opinion is limited to the laws of the State of New Jersey. In rendering this opinion we have assumed (i) compliance with all other laws, including federal laws and (ii) compliance with all New Jersey securities and antitrust laws.

               Based upon and subject to the foregoing, we are of the opinion that:

               The shares of Common Stock of the Corporation which are being offered and sold by the Corporation pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

               This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

               This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

               We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Sincerely,




                                       BLANK ROME COMISKY & McCAULEY LLP
                                       A Pennsylvania LLP

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